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                                                                   EXHIBIT 11.2

                        AMREIT, INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE
              FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998


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

                                                 1999             1998
                                              -----------     -----------
BASIC EARNINGS PER SHARE:

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING                    2,372,744       1,926,132
                                                =========       =========
NET INCOME                                      $ 321,688        $ 37,228
                                                =========       =========
BASIC EARNINGS PER SHARE                           $ 0.14          $ 0.02
                                                =========       =========
DILUTED EARNINGS PER SHARE:

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING                    2,372,744       1,926,132

SHARES ISSUABLE FROM ASSUMED
   CONVERSION OF STOCK WARRANTS                         -               -
                                                ---------       ---------
TOTAL WEIGHTED AVERAGE NUMBER OF COMMON
   SHARES OUTSTANDING, AS ADJUSTED              2,372,744       1,926,132
                                                =========       =========

NET INCOME                                     $  321,688      $   37,228
                                                =========       =========
DILUTED EARNINGS PER SHARE                         $ 0.14          $ 0.02
                                                =========       =========
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